Exhibit 10.3

December 15, 2023

Dear Eric:

This letter agreement will confirm that effective January 1, 2024 you shall be a temporary at-will employee of Safeguard Scientifics, Inc. (“Safeguard”) on the terms and subject to the conditions set forth in this letter agreement.

Your title shall be Senior Advisor.

Except for such position as a temporary at-will employee of Safeguard and as otherwise set forth in this letter with respect to the services you will perform hereunder, you shall not hold any other positions at Safeguard, its subsidiaries or its portfolio companies.

During your service as a temporary at-will employee of Safeguard, you will perform the services as mutually agreed to by you and Safeguard from time to time (the “Hourly Services”).

During the term of this letter agreement, you will be paid at a rate of $400.00 per hour for your performance of the Hourly Services. Hourly Services will be paid upon presentation of supporting detail no later than the 20 days after submission.

In addition to the Hourly Services, you also agree to perform the following services (the “Board Services”) through December 31, 2024: (i) serving on the board of directors (each a “Board” and collectively, the “Boards”) as a director or observer, as applicable, of each of the following portfolio companies: Clutch, InfoBionic, meQuilibrium, Moxe and Prognos (the “Portfolio Companies”); (ii) attending all regular and special meetings of the Boards and any committees of the Boards on which you serve in such capacity; and (iii) providing regular updates to Safeguard regarding the performance and prospects of the Portfolio Companies and Safeguard’s interests in the Portfolio Companies (subject to your fiduciary duties as a director thereof).

You shall be paid an annual amount equal to $200,000 to perform the Board Services, which shall be paid monthly in arrears; provided that you agree that if this letter agreement has not been terminated prior to June 30, 2024 and the number of Boards for which Safeguard has a right to nominate a director or observer is three (3) or fewer as of June 30, 2024 (a “Reduced Board Scenario”), you and Safeguard shall negotiate in good faith a modification to your compensation for the Board Services. If a modification is not agreed to in writing by you and Safeguard by July 31, 2024 in a Reduced Board Scenario, notwithstanding anything to the contrary herein, either party may terminate this letter agreement as of July 31, 2024 and Safeguard shall pay you for all Hourly Services and all Board Services through only July 31, 2024.

For the avoidance of doubt, the Hourly Services and the Board Services are separate services and compensation for the Hourly Services shall not offset the compensation for the Board Services, and vice versa.

Safeguard will reimburse you for reasonable expenses incurred by you in the performance of your service hereunder provided that such expenses are subject to Safeguard’s then applicable expense reimbursement policies.

Safeguard shall pay your compensation in accordance with Safeguard’s applicable payroll and payment schedules, subject to the Board Services being paid monthly in arrears, and such amounts will be subject to all applicable withholding requirements.

Your eligibility to participate in all Company-sponsored plans that are governed by Employee Retirement Income Security Act or 1974, as amended (“ERISA”), will be as set forth in such plans.

Safeguard shall defend and/or indemnify you and hold you harmless, and Safeguard hereby affirms its obligation to provide indemnification to you as a director, officer, employee, observer or former director, officer, employee or observer of Safeguard or any of its affiliates or portfolio companies, as the case may be, to the same extent as required by Safeguard’s bylaws as of the date hereof. You will not be eligible for any other compensation or employee benefits except as provided for in this letter agreement and that certain separation letter agreement entered into by you and Safeguard on December 15, 2023.

As an at-will employee, either party may terminate your at-will employment and this letter agreement at any time upon notice to the other party; provided, however, (i) if you terminate your employment and this letter agreement at any time, you shall be paid for the Hourly Services and the Board Services only through the date of termination; (ii) if Safeguard terminates your employment and this letter agreement prior to June 30, 2024, you shall be paid for the Hourly Services only through the date of termination and Safeguard will pay you, within five days of such termination, an amount equal to $100,000 less the cumulative fees for Board Services paid to you prior to such termination; and (iii) if Safeguard terminates your employment and this letter agreement after June 30, 2024, you shall be paid for the Hourly Services only through the date of termination and the Board Services through December 31, 2024 (subject to a termination in connection with a Reduced Board Scenario as described above).

You will be a temporary employee-at-will, subject to the arrangements described in Safeguard’s employee handbook as modified from time to time. You shall not be required to devote all of your professional time and attention to performing services on behalf of Safeguard and you shall be permitted to engage in activities outside of your temporary employment by Safeguard at your discretion, provided that your hereby acknowledge and reaffirm your agreement to comply with the covenants designed to protect Safeguard’s confidential information and employee and customer relationships and other employee agreements by which you were bound as a full-time employee, including, without limitation, Safeguard’s Statement of Company Policy on Insider Trading and Disclosure and Safeguard’s Code of Business Conduct and Ethics.

If these terms are agreeable, please signify your acceptance below and return one copy to me.

[Signature Page Follows]

Sincerely,

/s/ Joseph M. Manko, Jr.
Joseph M. Manko, Jr.
Chairman of the Board of Directors

Agreed and accepted:	/s/ Eric Salzman
Eric Salzman

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